Exhibit 10.23

VAST SOLAR

EXCLUSIVE COLLABORATION AGREEMENT
Products and Services

VAST SOLAR	Vast Solar Pty Ltd ABN 37 136 258 574 of [***]
PARTNER	KSB SE & Co. of [***]

A.	Vast Solar is developing concentrated solar thermal power (“CSP”) generation and storage technology and related capabilities using sodium as an element of the thermal energy transfer and storage system.

B.	The Partner has extensive global knowledge and operational experience in developing and operating pumps and related systems which are used in applications similar to Vast Solar’s CSP system.

C.	Vast Solar and Partner wish to collaborate exclusively on a range of Projects in the Supply Category where the outcome of those Projects is the entry into an exclusive supply relationship under which the Partner is an important supplier of products or services to Vast Solar and/or the Project.

D.	The purpose of the parties’ collaboration under this Agreement is to develop world leading CSP technologies that will allow Vast Solar to establish a market leading position as the world’s most efficient and cost effective supplier of CSP technology, and in which Partner becomes an integral and long-term partner to Vast Solar’s business.

E.	Vast Solar and Partner have agreed to document the terms of their exclusive collaboration in this agreement and the Schedules to this agreement.

PARTIES	Vast Solar (as defined above)	Partner (as defined above)
	/s/ Craig Wood	/s/ Andreas Hefter
SIGNATURE	Director	Vice President
NAME	Craig Wood	Andreas Hefter
DATE SIGNED	9 December 2020	10 December 2020
	/s/ Christina Hall	/s/ Alexander Roth
SIGNATURE	Secretary	Secretary
NAME	Christina Hall	Alexander Roth
DATE SIGNED	9 December 2020	10 December 2020

SCHEDULE ONE
CONTRACT INFORMATION

COMMENCEMENT DATE	4 December 2020
TERM	5 years
OBJECTIVES	Engineering and design adaptation of pump equipment to be used in a Project where those products and services meet the Specifications required by the Project
PROJECT(S)	Any project developed by Vast Solar and/or its Affiliates and/or a third-party licenced to develop Vast Solar projects that use Vast Solar’s CSP technology, systems, related technology or services in which sodium is used as an element of the thermal energy transfer or storage system
NA CSP BUSINESS	A business which operates in the CSP Industry in which sodium is used as an element of the thermal energy transfer or storage system
CSP INDUSTRY	The CSP industry including all adjacent applications and industries in which CSP technology is readily applicable, for example desalination and process heat
COMPETITOR	A person or entity who is an owner, operator, supplier to, investor in or associated with the promotion, development and operation of a NA CSP Business
SUPPLY PROPOSAL	A proposal for the supply by the Partner of products and/or services to Vast Solar for use in relation to a particular Project
SUPPLY CATEGORY	Pump equipment
KEY STAFF	Not Applicable

SCHEDULE TWO
TERMS

1.	SCOPE OF COLLABORATION

1.1	Vast Solar and Partner agree to collaborate on Supply Proposals and Projects with a view to meeting the Objectives.

2.	TERM

2.1	This agreement shall commence on the Commencement Date and, unless terminated earlier in accordance with its terms, shall continue in full force and effect for the Term.

3.	SUPPLY PROPOSALS AND PROJECTS

3.1	Vast Solar shall from time to time require the Partner to provide Supply Proposals in relation to the Projects.

3.2	The Parties agree that, for each Supply Proposal:

(a)	a Specification will be developed to Vast Solar’s satisfaction that meets the Objectives; and

(b)	they will work collaboratively together on the Supply Proposal.

3.3	Each party shall, in collaborating on the development of a Supply Proposal, use professional skill, efficiency, care and diligence, act in accordance with best scientific, ethical and commercial practice and use the most current technology available to that party.

4.	EXCLUSIVITY

4.1	Subject to the terms of this agreement, Vast Solar has agreed to appoint the Partner as its’ sole and exclusive partner for its Projects in relation to the Supply Category. For the Term of this agreement, Vast Solar agrees not to buy directly or indirectly products or services in relation to the Supply Category from any other supplier than the Partner or its Affiliates.

4.2	The Partner has agreed that Vast Solar will be the Partner’s exclusive partner in the Supply Category for all NA CSP Business.

4.3	For the Term of this agreement and any related Vast Solar supply agreement the Partner will not be a supplier of products or services in relation to the NA CSP Business to a Competitor and will not use itself the results of any Supply Proposal or adaptations of those results in connection with a Competitor’s NA SCP Business without first obtaining Vast Solar’s written consent. With respect to supplying products or services in relation to the NA CSP Business, such consent shall be deemed to be granted if Vast Solar does not declare its interest in a specific project within 30 Calendar Days after being requested to do so by KSB.

5.	SUPPLY

5.1	Where the parties have agreed that the Partner’s Supply Proposal meets the Objectives and the related Specification, the Parties will enter into negotiations to put in place a Vast Solar Master Purchase Agreement (Products and Services) under which the Partner will be the exclusive supplier to Vast Solar of the products and services contained in the Supply Proposal for the related Project.

5.2	Amongst other terms typical in an exclusive supply agreement, the Vast Solar Master Purchase Agreement (Products and Services) will include pricing terms which meet the objectives set out in clauses 5.3 and 5.4.

PREFERABLE PRICING

5.3	The Partner agrees to act in good faith toward the objective of agreeing on fair prices and terms and it acknowledges that this is in both Parties’ shared best interest as it will assist in developing the relevant Project and in growing the size of the CSP Industry.

5.4	Furthermore, the Partner must ensure at all times during the term of a Vast Solar supply agreement that the current price that Vast Solar pays for any products or services which are subject to exclusivity under the present agreement is no less favourable to Vast Solar than any price at which the Partner supplies or offers to supply those products or services to any customer of the Partner in the CSP Industry.

6.	INTELLECTUAL PROPERTY OWNERSHIP

6.1	Each party agrees and acknowledges that:

(a)	Vast Solar is and remains the owner of the Vast Solar Existing Material and any Improvements thereof;

(b)	Partner is and remains the owner of the Partner Existing Material and any Improvements thereof;

(c)	Unless the parties agree in writing to the contrary, all New Material will be owned absolutely by the Partner as from the point of creation or development; and

(d)	Unless the parties agree in writing to the contrary, decisions in relation to the protection of any New Material (including lodging any Protective Application) in relation to any exploitation or other dealing with the New Material and any IP Rights in the New Material will be made solely by the Partner in its absolute discretion.

6.2	The Partner grants to Vast Solar an irrevocable, royalty-free, non-exclusive, transferable, sub-licensable, worldwide licence to use, copy or modify any documents which are to be supplied together with products or services as required for the purpose of proper operating, maintaining and repairing the products or services supplied. For avoidance of doubt, this does not include the right to (re)manufacture any products or services supplied.

6.3	Subject to 6.3, each party agrees that no party shall have any claim over another’s Existing Material and have no licence to use it, except as necessary to give full effect to the terms of this agreement.

6.4	Any Improvement made by either party to the other party’s Existing Material during the course of this agreement shall vest absolutely and automatically on creation in the party which owns the relevant Existing Material.

7.	INTELLECTUAL PROPERTY WARRANTIES

7.1	The Partner warrants to Vast Solar that, to the best of its knowledge:

(a)	the work involved in and the Partner’s performance of the Project will be the Partner’s own original work and will not involve the unauthorised use of IP Rights or other restricted material which is the property of a third party;

(b)	the Partner is not aware of any patents that may be infringed by the use of any supplied products or services by Vast Solar;

(c)	the New Material will not rely on, utilise or incorporate any work written or created by any third party in a way that could adversely impact on Vast Solar’s right to use any supplied products or services;

(d)	the use of any supplied products or services by Vast Solar will not infringe the IP Rights of any third party; and

(e)	the Partner has full right, power and authority to use and commercialise any of the Partner Existing Material used by the Partner in undertaking the Project, and is entitled to grant to Vast Solar the rights set out in 6.3 of this agreement.

8.	CONFIDENTIALITY

8.1	Each party shall hold and maintain all Confidential Information of the other party in strict confidence and as a trade secret of the other party.

8.2	Neither party may, without the other party’s prior written consent:

(a)	use any Confidential Information except in the performance of its obligations and exercise of its rights under this agreement;

(b)	disclose any Confidential Information of the party (or the fact of the existence of such Confidential Information) to any third party except as necessary to perform its obligations and exercise its rights under this agreement; or

(c)	reverse engineer or decompile any of the Confidential Information of the other party,

provided that a party may, without such consent, disclose Confidential Information of the other party to the extent required by law, provided that the disclosing party notifies the other party first and provides that other party with a reasonable opportunity to take such action as it considers necessary prior to disclosure.

8.3	Each party shall:

(a)	keep all Confidential Information of the party in tangible or documented form separate from other items or documents of the recipient party; and

(b)	effect and maintain adequate security measures to safeguard the Confidential Information of the other party from access or use by unauthorised persons and to keep the Confidential Information of the party under the recipient party’s control, such measures being at least to the same standard of care as used by the recipient party for its own confidential information.

8.4	Each party shall ensure that any person to whom it discloses any Confidential Information of the other party (including any and all independent contractors to whom disclosure is made) observes the requirements of confidentiality set out in this agreement (as if those requirements applied to them) and signs and observes a confidentiality acknowledgement in the form comparable to the requirements of confidentiality set out in this agreement. If any person referred to in this clause 8.4 to whom Confidential Information is disclosed does any act or omission which act or omission would constitute a breach of this agreement if such act had been done or omission had been made by a party, then the doing of such act or making of such omission by the person referred to in this clause 8.4 constitutes a breach by that party.

8.5	The recipient party acknowledges that any disclosure or use of any Confidential Information in breach of this agreement may cause the disclosing party irreparable harm and that monetary damages alone may be an inadequate remedy. The receiving party therefore agrees that the disclosing party shall be entitled to equitable relief including injunction and specific performance, in the event of any breach of this agreement, in addition to all other remedies available to the disclosing party at law or in equity or under this agreement.

8.6	The receiving party agrees that in addition to all other remedies available to the disclosing party, the receiving party shall account to the disclosing party for any profit or other benefit that the receiving party may receive as a result of its use or disclosure of the Confidential Information in breach of this agreement. However, any and all claims for damages of a direct and/or indirect nature, which are based on breaches of this Agreement, shall be limited to the actual monetary damage as evidenced. This limitation of liability shall not apply in cases of intent or/and in cases where liability is mandatory by law.

8.7	The receiving party’s obligations under this agreement shall continue in full force and effect until the Confidential Information enters the public domain other than directly or indirectly through the receiving party’s default, or the default of any of its directors, officers, employees, agents, contractors, advisers or associates under this agreement.

8.8	If requested at any time by the disclosing party, the receiving party shall promptly return to the disclosing party or destroy and/or delete:

(a)	all Confidential Information (including all copies (including in electronic form) thereof or notes therefrom); and

(b)	all other genetic and biological material provided to the receiving party by the disclosing party.

8.9	The obligation to delete and return shall not apply to Confidential Information stored in non-operational regular IT backups or to such Information that must be stored due to a legal obligation. However, for the duration of storage such Confidential Information shall continue to be subject to the confidentiality requirements under this agreement.

9.	TERMINATION

9.1	If:

(a)	a party fails to a material extent to perform or comply with any of its obligations under this agreement and, if the failure is capable of remedy, it is not remedied within 30 Calendar Days after notice is given to the defaulting party specifying the failure and requiring it to be remedied;

(b)	a party fails to a material extent to perform or comply with any of its material obligations under this agreement, and the failure is not capable of remedy;

(c)	a party ceases, or threatens to cease, to carry on all or substantially all of its business or operations or an application or order is made, or a resolution is passed or proposed, for the dissolution of a party except, in each case, for the purpose of, and followed by, an amalgamation or solvent reconstruction on terms previously approved in writing by the other party;

(d)	a trustee, receiver, receiver and manager, administrator, inspector under any legislation, or similar official, is appointed in respect of a party or the whole or any part of its assets; or

(e)	a party is declared or becomes bankrupt or insolvent, is unable to pay its debts as they fall due, or is presumed unable to pay its debts in accordance with any laws in any jurisdiction in which the party operates, or enters into any dealings with, or for the benefit of, any of its creditors with a view to avoiding, or in the expectation of, insolvency, or makes a general assignment or arrangement, compromise or composition with or for the benefit of any of its creditors, or stops or threatens to stop payments generally, being a party which has not defaulted in performance of the relevant obligation, or which is not affected by the relevant event may terminate this agreement immediately by written notice to the other party.

9.2	Vast Solar may terminate this agreement on 30 Calendar Days written notice where Vast Solar and the Partner have been unable to agree on a Supply Proposal and Vast Solar has decided in its sole discretion that the Partner is not capable of successfully completing further Supply Proposals.

9.3	The termination of this agreement shall be without prejudice to the rights and remedies of the parties accrued prior to termination including in respect of any anticipated breach of this agreement.

9.4	The provisions of clauses 6, 7 and 9.3 (and such other clauses as are necessary to have effect in those clauses) shall survive termination of this agreement and shall remain in full force and effect notwithstanding termination.

10.	GENERAL

10.1	This agreement shall be governed by and interpreted in accordance with the substantive laws of Switzerland. Any disputes arising in connection with this agreement or about its validity shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (ICC) by one or more arbitrators, without recourse to a court of law. The Court of Arbitration shall have its seat in Zurich, Switzerland. The language of the proceedings shall be English.

10.2	Nothing in this agreement shall create, constitute or evidence any partnership, joint venture, agency, trust or employer / employee relationship between the parties, and a party may not make, or allow to be made, any representation that any such relationship exists between the parties. A party shall not have the authority to act for, or to incur any obligation on behalf of, the other party, except as expressly provided for in this agreement.

10.3	No failure or delay by any party in exercising any right, power or privilege under this agreement shall operate as a waiver, nor shall any single or partial exercise preclude any other or further exercise of any right, power or privilege under this agreement.

10.4	If any provision of this agreement is held to be invalid, illegal or unenforceable, it shall be severed and the remainder of this agreement shall remain in full force and effect.

10.5	Any modification to or variation of this agreement must be in writing and signed by the parties.

10.6	This agreement may be executed in any number of counterparts (including facsimile copies) and provided that every party has executed a counterpart, the counterparts together shall constitute a binding and enforceable agreement between the parties.

11.	DEFINITIONS

11.1	In this agreement, unless the context otherwise requires:

“Affiliate” means any person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, another person. A person shall be deemed to control another person for the purposes of this definition if the first person possesses, directly or indirectly, the power to appoint a majority of the directors of the second person, or to otherwise direct or cause the direction of the management, policies or powers of the second person, whether through the ownership of voting securities, by appointment of directors, by contract or otherwise.

“Calendar Day” means the period of twenty-four hours commencing from 12:01 AM UTC and including Saturday, Sunday and any holiday.

“Confidential Information” means, in relation to a party:

(a)	the contents of this agreement;

(b)	the New Material;

(c)	all technical, scientific, commercial, financial, commercial or other information that is disclosed, made available, communicated or delivered to, or acquired or received by, the other party (“Recipient”) from (or on behalf of) the Disclosing Party (before or after the date of this agreement) under or in connection with this agreement;

(d)	any other information or whatever kind or nature which relates to a party or any of its Affiliates that is acquired by the other party during the course of the performance of this agreement;

but does not include such information which:

(e)	is or becomes general public knowledge through no fault of the other party

(f)	the other party is able to conclusively prove was known to it prior to the date of receipt of such information from the disclosing party (other than by reason of it having been acquired directly or indirectly from a third party under an obligation of confidence to the disclosing party);

(g)	is obtained bona fide by the other party from a third party who to the other party’s reasonable knowledge and belief is lawfully in possession of the information and did not acquire the information directly or indirectly from the disclosing party under an obligation of confidence; or

(h)	the parties agree in writing to release from the terms of this agreement.

“Existing Material” means Vast Solar Existing Material or Partner Existing Material.

“Improvement” means any improvement, advancement, modification or adaptation of the IP Rights created or generated pursuant to this agreement.

“IP Rights” means all rights in and to all technology, techniques (both patented and non-patented), know-how, confidential information, patents, copyright, designs, trade names, inventions, discoveries and all other rights as defined by Article 2 of the Convention of July 1967 establishing the World Intellectual Property Organisation, including all applications for any of such rights as may exist anywhere in the world, as may relate to, or arise from, a Supply Proposal and/or a Project.

“Key Staff” means the person or persons identified as such in the Contract Information and any replacement approved in writing by Vast Solar.

“New Materials” all results, outcomes, conclusions, products, systems, inventions, know-how, experimental methods, processes, data, notes, operating philosophies and procedures, designs, drawings, construction techniques, records, memoranda and other writings, calculations, formula, computer programs, graphics, data in whatever form or format (including all supporting data) and other IP Rights developed during and as a result of the Project (including any manuscripts) and all enhancements, developments or modifications made by Vast Solar (or any of its Affiliates, employees or contractors) or by the Partner (or the Partner’s Personnel or any of the Partner’s employees or sub-contractors) to these things which are not Existing Material.

“Partner Existing Material” means all and any IP Rights owned or licensed to Partner as at the date of this agreement which was generated or licensed before or otherwise independent of this agreement, along with all technical know-how and information (including, but not limited to, any research methodology, research process, research protocol or research tool) known to Partner as at the date of this agreement, which is of a confidential nature and/or not in the public domain and over which Vast Solar has no claim.

“Partner Personnel” means each member of the Key Staff and any other officer, employee, contractor of the Partner involved in a Project.

“Protective Application” means any application for patents, designs or other form of intellectual property protection concerning any of the New Material.

“Specification” means a written specification which is adopted as part of a Supply Proposal.

“Supply Terms” means a Vast Solar Master Purchase Agreement (Products and Services) which has been agreed between the parties.

“Vast Solar Existing Material” means all and any IP Rights owned or licensed to Vast Solar at the date of this agreement which was generated or licensed before or otherwise independent of this agreement, together with all technical know-how and information (including, but not limited to, any research methodology, research process, research protocol or research tool) known to Vast Solar as at the date of this agreement, which is of a confidential nature and/or not in the public domain and over which Partner has no claim.

11.2	Defined terms used on the first page of this agreement and in Schedule One have the same meaning in the rest of this agreement and the other Schedules to this agreement.

12.	INTERPRETATION

12.1	In this agreement, unless the context otherwise requires:

(a)	the singular in all cases includes the plural and vice versa;

(b)	references to clauses are references to clauses in this agreement;

(c)	a reference to AUD, A$, $A, dollar of $ is to Australian currency;

(d)	a reference to a person includes a company, other corporations and also a body of persons (corporate or incorporate);

(e)	where words or expressions are defined, other parts of speech and grammatical forms of that word or expression have corresponding meanings; and

(f)	the headings to the clauses of this agreement are for convenience of reference only and shall not in any way affect the construction or interpretation of this agreement.